Exhibit 10.23

MEREDITH CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS*
This Agreement, effective as of the date set forth in the notice of the grant (“Notice of Grant”), is made between Meredith Corporation, an Iowa corporation (the “Company”), and the individual named in the Notice of Grant (the “Director”), covering one or more grants by the Company to the Director of shares of Restricted Stock (the “Award”) under the Meredith Corporation 2014 Stock Incentive Plan (the “Plan”). This Agreement is subject to all applicable provisions of the Plan and the Plan’s Prospectus. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
1.Grant of Shares. In consideration of valuable services rendered by the Director to the Company and of the agreements hereinafter set forth, the Company has granted to the Director shares of Common Stock of the Company, $1.00 par value (the “Shares”). With respect to this grant of Shares, the date of grant, the number of Shares granted and the date or dates of the lapse of the “Restrictions” (as defined in Section 2 below) shall be set forth in Notice of Grant. Concurrently with this grant, the Company will transfer an amount equal to $1.00 (the par value thereof) from the Company’s Additional Paid-in Capital account to the Company’s Common Stock account for each of the Shares that are the subject of this grant, so that said Shares are fully paid and non-assessable. The Shares shall be registered on the books of the Company’s transfer agent in the Director’s name. The Director shall have all the rights of a shareholder with respect to the Shares, including the right to vote and to receive dividends or other distributions paid or made with respect to the Shares. However, any securities of the Company which may be issued with respect to such Shares by virtue of any stock split, combination, stock dividend or recapitalization shall be deemed to be “Shares” hereunder and shall be subject to all the terms and conditions of the Plan and this Agreement.
The Director shall be deemed to have accepted the Award on the terms and conditions set forth in the Plan and in this Agreement unless the Director provides written notice to the Company, within 45 days following the date of grant, stating that the Director does not wish to accept the Award. Any such notice must be sent to the Company in accordance with Section 8 of this Agreement. Upon the Company’s receipt of any such notice, the Award granted hereunder will automatically be forfeited to the Company and neither the Company nor any of its affiliates shall have any further obligations to the Director under this Agreement.
2.    Restriction. Until and to the extent that the Restriction imposed by this Section 2 has lapsed pursuant to Sections 3 or 4 below, the Shares shall not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in Section 5 below.
3.    Lapse of Restriction by Passage of Time. The Restriction shall lapse and have no further force or effect with respect to the Shares comprising this grant at the time or times set forth in the Notice of Grant.

* This Agreement governs Awards made on or after July 1, 2017.

4.    Death, Disability or Retirement. In the event of the death, permanent disability or retirement of the Director prior to the lapse of the Restriction on any or all of the Shares, the Restriction on all such Shares shall lapse and have no further effect as of the date of death, permanent disability or retirement. For these purposes, “permanent disability” shall mean the Director is determined to be unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and “retirement” shall mean (a) leaving the Board of the Company at the end of the full term for which the Director was elected, (b) retirement from the Board of the Company at any time at or after age 72, or (c) retirement at any time with the consent of the Board of the Company.
5.    Forfeiture of Shares. In the event of the termination of the Director’s service on the Board of the Company for any reason other than death, permanent disability or retirement, all of the Shares then subject to the Restriction shall be forfeited and transferred to the Company by the Director. The Company is hereby authorized to cause the transfer into its name all Shares that are forfeited to the Company pursuant to this Section.
6.    Delivery of Shares. Shares as to which the Restriction has lapsed shall be delivered by the Company to the Director or his or her representative.
7.    Withholding Taxes. The Director acknowledges his or her responsibility for the payment of any taxes for the respective tax jurisdiction attributable to any Shares and that no taxes will be withheld by the Company.
8.    Notices. All notices hereunder shall be deemed given (1) on the date that it is delivered in hand; (2) on the date that it is sent by certified mail, return receipt requested, postage prepaid, or by Federal Express or other recognized delivery service, which provides proof of delivery, all delivery charges prepaid; (3) two business days after it is sent in writing; or (4) if to Director, on the date that it is sent in electronic form as provided in Section 14 below, in each case addressed as follows:
To the Company:
Meredith Corporation
1716 Locust Street, LS-101A
Des Moines, IA 50309
Attention: Corporate Secretary
To a delegate of the Company at such address or using such electronic means as set forth in procedures established by the Company.
To the Director or his or her Representative at the address of the Director at the time appearing in the records of the Company, currently as shown on the Notice of Grant, or as provided in Section 14 if sent electronically.

At such other address as either party may designate by notice given to the other in accordance with these provisions.
9.    Term of Agreement. This Agreement shall terminate on (a) expiration of Director’s current term, or (b) the date of the lapse of all remaining Restrictions, whichever is last to occur.
10.    Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns and the Director.
11.    Governing Law. All questions concerning the construction, validity and interpretation of the Award as described in the Notice of Grant and this Agreement shall be governed by and construed according to the internal law and not the law of conflicts of the State of Iowa and shall be brought only in federal or state court in Iowa.
12.    Plan Document. The Award and this Agreement are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan. Inconsistencies between the Award, this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your deemed acceptance of the Award and this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, the Plan Prospectus, and any share ownership and retention guidelines established by the Company. The Plan and the Plan Prospectus are available at:
Plan Prospectus: https://meredith.sharepoint.com/sites/intranet/hr/Benefits/Stock%20Plan%20Administration/2014%20Plan%20Prospectus.pdf
Plan: https://meredith.sharepoint.com/sites/intranet/hr/Benefits/Stock%20Plan%20Administration/2014%20Stock%20Incentive%20Plan.pdf
or from:
Corporate Secretary
Meredith Corporation
1716 Locust Street, Mail Stop LS101-A
Des Moines, IA 50309
Phone:    515-284-3357
Fax:     515-284-3933
Email: shareholderhelp@meredith.com

The Plan and the Plan Prospectus are also available if you go to the Meredith Intranet > Human Resources > Benefits Center > Stock Plan Administration.

13.    Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of the Award, this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
14.    Electronic Delivery. By your deemed acceptance of the Award, as set forth in the Notice of Grant and this Agreement, you consent to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, grant or award notifications and agreements, account statements, and any other forms or communications related to the Award or the Plan) via Company e-mail or any other electronic system established and maintained by the Company or a third party designated by the Company, as determined by the Company in its sole discretion.